Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. MODIFIES BFT-1 SUSTAINMENT CONTRACT
AND RECEIVES INITIAL ORDER FOR YEAR 2 OF SUSTAINMENT SERVICES

Melville, New York, April 8, 2013 – Comtech Telecommunications Corp. (Nasdaq: CMTL) announced today that its Germantown, Maryland-based subsidiary, Comtech Mobile Datacom Corporation, modified its Blue Force Tracking (“BFT-1”) sustainment contract and received an initial order for Year 2 of BFT-1 sustainment services.

Due to budget pressures and administrative issues placed on the U.S. Army by the Continuing Resolution and Sequester, the U.S. government requested, and Comtech agreed to, a two year $43.6 million BFT-1 sustainment contract which modified the terms of Comtech’s previously announced three year BFT-1 sustainment contract, which had a not-to-exceed value of $80.7 million. The contract value for Year 2 was definitized at $20.8 million and has a performance period of April 1, 2013 to March 31, 2014. The contract value for Year 1 was definitized at $22.8 million. The modified two year BFT-1 sustainment contract provides the U.S. government with the ability to fund orders in stages. In connection with these modifications, Comtech received an initial $5.0 million funded order for Year 2, which includes $2.5 million for the first three months of the annual IP license fee, with the remaining funds allocated to network operations center services and telehousing. Based on indications from the U.S. Army, Comtech expects to receive additional orders aggregating $15.8 million for the remaining nine months of Year 2 (including $7.5 million of the $10.0 million annual IP license fee). As expected, Comtech also received an additional $1.1 million of funding related to the definitization of Year 1 of the BFT-1 sustainment contract (for which the Year 1 performance period ended March 31, 2013).

The U.S. Army has also informed the Company that it intends to award and fund a separate contract to Comtech to procure future BFT-1 sustainment services (including the $10.0 million annual IP license fee) for periods beyond March 31, 2014.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., stated, “We are pleased to continue to support the U.S. Army’s BFT-1 and MTS Programs for deployed and homeland forces.  We recognize the difficult funding situation the U.S. Army is facing today and have agreed to contract changes to try to help our customer in this difficult time.  We’re proud to continue our support to the U.S. Army to ensure this vital system remains operational for U.S. and Allied forces worldwide.”

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contact:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
(631) 962-7000
Info@comtechtel.com

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